                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                  No.: 333-89593


Prospectus Supplement No. 8, dated July 28, 2000
(To the Prospectus dated January 14, 2000)



On July 26, 2000, Virtual Communities, Inc. (the "Company") announced a major initiative to focus primarily on developing and marketing software for Web development and site management. In line with its new strategy, the Company intends to sell its portfolio of online ethnic communities.

The Company also announced that it has signed a Term Sheet with Intercoastal Financial Services Corp., which previously arranged a round of financing for VCIX by several institutional investors in April 2000, for a follow-on investment through a $5.5 million private placement of Convertible Preferred Stock and Warrants. The Company is currently finalizing documents related to the proposed financing.

VCIX currently owns a 60% interest in Cortext Ltd., an Israeli software developer with whom it has been jointly developing next-generation web development and site management software. Cortext software, based on object-oriented technology, includes built in support for XML (Extensible Markup Language), and for sophisticated business-process modeling.

VCIX also announced that it has signed an agreement to acquire an additional 20% stake in Cortext Ltd. Upon the completion of the acquisition in Q4 2000, VCIX will own more than 80% of the software developer. Additional details of the purchase were not disclosed.

As part of its strategic shift, the Company is seeking one or more buyers for VirtualJerusalem.com, VirtualIreland.com, VirtualHolyland.com, VirtualItaly.com and VirtualIndia.com.

Effective immediately, VCIX will scale back the operations staff supporting its online communities and move most non-sales or marketing related functions to the Company's subsidiary in Israel, reducing the number of its employees by about one-third and producing substantial cost-reductions.



                                  #    #    #